Exhibit 23.3
PATIENT STUDY CONSENT
I consent to the inclusion in this Registration Statement of Oculus Innovative Sciences, Inc., on Form S-1, of my name and the findings of my patient study or studies or the disclosure of my ongoing study or studies.

/s/ Cheryl Bongiovanni

Name:	Cheryl Bongiovanni, Ph.D., RVT, CWS

Dated:	August 22, 2006